Filed Pursuant to Rule 424(b)(3)
Registration No. 333-255557

BROOKFIELD REAL ESTATE INCOME TRUST INC.

SUPPLEMENT NO. 6 DATED NOVEMBER 22, 2022

TO THE PROSPECTUS DATED JULY 13, 2022

This prospectus supplement (“Supplement”) is part of and should be read in conjunction with the prospectus of Brookfield Real Estate Income Trust Inc., dated July 13, 2022 (as supplemented to date, the “Prospectus”). Unless otherwise defined herein, capitalized terms used in this Supplement shall have the same meanings as in the Prospectus. References herein to the “Company,” “we,” “us,” or “our” refer to Brookfield Real Estate Income Trust Inc. and its subsidiaries unless the context specifically requires otherwise.

The purposes of this Supplement are as follows:

•	to update information regarding our Class C shares of common stock

Class C Shares of Common Stock

On November 10, 2022, the board of directors of the Company approved an amendment to the Company’s charter to change the par value of the shares of the Company’s Class C common stock from $0.01 par value per share to no par value per share.

The following disclosure replaces the second paragraph in the section of the Prospectus entitled “Description of Capital Stock”:

Under our charter, we have authority to issue a total of 1,050,000,000 shares of capital stock. Of the total shares of stock authorized, 1,000,000,000 shares are classified as common stock (of which 225,000,000 are classified as Class T shares, par value $0.01 per share, 225,000,000 are classified as Class S shares, par value $0.01 per share, 100,000,000 are classified as Class D shares, par value $0.01 per share, 250,000,000 are classified as Class I shares, par value of $0.01 per share, 100,000,000 shares are classified as Class C shares, no par value per share, and 100,000,000 shares are classified as Class E common stock, no par value per share) and 50,000,000 shares are classified as preferred stock with a par value $0.01 per share. In addition, our board of directors may amend our charter from time to time, without stockholder approval, to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that we have authority to issue.